Exhibit 99.1
CONTACT: Robert Atkinson, Tween Brands,
Phone 614-775-3739
Jill Dean Appointed President of Tween Brands’ Limited Too
NEW ALBANY, Ohio; October 2, 2006 – Tween Brands, Inc. (NYSE:TWB) today announced the appointment of Jill Dean to the position of President of Limited Too, effective October 30, 2006.
Commenting on the new appointment, Tween Brands’ Chairman, President and CEO Mike Rayden said, “Jill brings a combination of experienced leadership and keen merchant skills to the Limited Too organization. I look forward to working with her as we continue to build and expand the brand.”
Jill Dean has spent 18 of the last 20 years in various top merchandising roles with Limited Brands, Inc. (NYSE:LTD), including president and CEO of the company’s Lane Bryant division from 1994 to 2001. She took a leave from Limited Brands following their sale of Lane Bryant in 2001, and returned to the company to become the executive vice president and general manager of flagship stores in 2003. Ms. Dean started her retail career with M. O’Neil Company in Akron, Ohio in 1978.
Ms. Dean is a graduate of Bowling Green State University with a B.S. in Marketing. She resides in New Albany, Ohio with her husband and two teenage children.
Tween Brands, Inc. is a leading specialty retailer for tween girls. At Limited Too, the company sells sportswear, related accessories and key lifestyle items for active, fashion-aware tween (ages 7 to 14) girls. Limited Too currently operates 568 stores in 46 states and Puerto Rico, and has a select number of international franchised stores. Limited Too publishes a catalog coinciding with key tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com. Justice is the company’s newer specialty retail concept for tween girls, offering moderately-priced sportswear, key accessories and lifestyle items to customers predominantly in off-the-mall store sites. Justice publishes its own catalog for tween customers and currently operates 131 stores across the United States, the locations of which can be found on their Web site, www.justicejustforgirls.com .
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